Exhibit 99.1
Excerpts from the Preliminary Offering Memorandum dated June 8, 2020

Recent developments
Developments relating to the impact of the COVID-19 pandemic on our business
In general, the COVID-19 pandemic, coupled with government issued stay-at-home orders, is having a widespread and broad reaching effect on the economy. Beginning in late March, automakers idled plants, and certain auto dealers closed their retail operations. New and used vehicle sales have declined, sporting events have been cancelled, theaters are closed and concerts have been postponed indefinitely. The impact of the COVID-19 pandemic on the travel industry has been far-reaching, adversely affecting airlines, hotels, cruise ships and theme parks. Unemployment is at historic rates as non-essential businesses have been closed and workers have been furloughed. Media spending by businesses has dropped sharply. While regions of the United States have begun the early phases of reopening, which include the resumption of production for most automakers and the reopening of many auto dealer locations, it is unclear what an economic recovery will look like after this historic shutdown of the economy.
Against this background and these broad-based economic effects, the full extent to which the COVID-19 pandemic may negatively impact our business is still uncertain. The scope of the effects of the COVID-19 pandemic on our businesses depends on many factors beyond our control, and the effects are difficult to assess or predict with meaningful precision both generally and specifically as to our Sirius XM and Pandora businesses. The COVID-19 pandemic did not have a material effect on our revenues and expenses for the first quarter ended March 31, 2020, however, due to the nature of our business, the effect of the pandemic will not be fully reflected in our results of operations until future periods, and we believe such effects will be material.
Business Performance Update
We are focused on the well-being of our employees, customers and all those we serve while also taking responsive measures to adapt to the current environment. We have taken actions to help ensure the continuity of our audio entertainment service through the COVID-19 pandemic, including activating our business continuity plans and implementing measures to enable employees to work remotely. From a customer care and support perspective, we have adjusted our operations with call center vendors as a result of their inability to staff fully their operations. These adjustments have included shifting call center loads to “chat” platforms, activating interactive voice response (or “IVR”) systems and on line capabilities, and working with call center vendors to increase the capability for customer service agents to work remotely. We are focused on optimizing customer support performance in this new environment.
Included below is certain information regarding certain trends related to our Sirius XM and Pandora businesses.
Sirius XM Business. Based on available information at this time, we currently believe that we will report positive net new self-pay subscribers for the quarter ending June 30, 2020. However, our second quarter is not yet complete and our actual results may differ.
Sales of new cars in the United States were down approximately 47% in April and 29% in May from the same periods last year. The sale of used cars also declined during these months, but we believe not to the same extent as sales of new vehicles. A substantial portion of the subscription growth we anticipated in 2020 for our satellite radio service was expected to come from purchasers and lessees of new and used automobiles in the United States.
In April 2020, the penetration rate of satellite radios in new vehicle production was approximately 79.5%. This increase was due in part to shift in auto production to a favorable model-mix, including more consumer versus fleet vehicles. However, the decline in new car sales that began in mid-March 2020, will adversely affect our aggregate SiriusXM trial starts in the second quarter of 2020 and, together with the decline in used car sales, will result in fewer opportunities in subsequent months to convert consumers from trial to self-pay subscriptions.
To date during the second quarter, while we have experienced some decline in the rate at which purchasers and lessees of new cars convert from trial subscribers to self-pay subscribers of our satellite radio service, the decline has been less than we originally expected. Similarly, used car conversion rates are showing a small impact from the COVID-19 pandemic. After a temporary lull, consumer response to our marketing campaigns has rebounded. Based on early data, new car conversion rates are improving such that we currently anticipate that they could recover over the next several months to within 5% of first quarter 2020 levels, which were more indicative of our historical rates.
Our average self-pay monthly subscriber churn rates have continued at relatively unchanged levels from those during the first quarter ended March 31, 2020. While we have experienced an increase in voluntary churn (that is, churn resulting from consumers proactively canceling) and non-pay churn during the second quarter of 2020, that increase has been almost completely offset by reductions in vehicle related churn (churn resulting from a vehicle transaction by a consumer), which correlates closely to auto sales.
For information about advertising revenue see “Pandora Business” below.
Pandora Business. Advertising revenue from our Pandora and Sirius XM businesses has declined markedly since mid-March 2020. Several categories of advertisers cancelled or paused orders during the second quarter, and while we have seen recent increases in advertising orders, we believe advertising revenue will likely continue to be negatively impacted during the balance of 2020.
Ad hours on our Pandora services decreased markedly following the implementation of stay-at-home orders in mid-March 2020, but have steadily improved over the last several weeks to modest declines on a year over year basis consistent with the declining trends the Pandora service has experienced for several years.
Liquidity
We believe that we have sufficient cash and cash equivalents, as well as debt capacity, to cover our estimated short-term and long-term funding needs, including amounts to construct, launch and insure replacement satellites and strategic opportunities. As of June 5, 2020, we had approximately $224.6 million of cash on hand and $1,749 million was available for future borrowing under our revolving credit facility (after giving effect to outstanding letters of credit).
Potential Impact on our Results of Operations
It is difficult to predict how the COVID-19 pandemic will affect our company in the long-term. Based on what we have observed to date, however, we have attempted below to provide our projection as to how the pandemic has and will affect our business, including our revenue and expenses, over the next several months. We presently believe that the COVID-19 pandemic and its related economic impact will:

•	adversely affect our subscriber revenue due to the decline in sales of new and used vehicles, reduced drive time, increased churn and the inability of our vendors to staff call centers fully;

•	cause a decline in advertising revenues in our Pandora and SiriusXM businesses as a result of third parties pulling back on advertising spending generally;

•	have an adverse effect on our equipment revenue and the sale of satellite radios, components and accessories;

•	negatively impact our other revenue as the pandemic is anticipated to have similar adverse effects on Sirius XM Canada and its service as well as adversely affect our connected services business;

•	reduce our revenue share and royalties expenses, although in our Pandora ad-supported service royalty reductions may not be commensurate with the decline in ad revenues;

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not significantly affect our programming and content expenses as we expect to continue to honor our agreements to acquire, create, promote and produce content, including our obligations in some cases to sports leagues that have cancelled significant portions of their seasons;

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reduce our customer service and billing costs as we may experience lower costs as a result of the inability of our vendors to fully staff the operation and management of customer service centers, although such cost reductions are expected to be partially offset by increased bad debt expense;

•	not significantly affect our transmission expenses and costs of equipment expenses;

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reduce subscriber acquisition costs as hardware subsidies paid to radio manufacturers, distributors and automakers and subsidies paid for chipsets and certain other components used in manufacturing radios are expected to decline as a result of a reduction in vehicle production and possible disruptions to the supply chain;

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decrease sales and marketing expenses as the reduction in auto sales is anticipated to reduce trial subscription starts, the volume of our marketing campaigns and the associated expenses related to direct mail, outbound telemarketing and email communications, and as we likely reduce our spending on marketing, advertising, media and production, and digital performance media;

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reduce our engineering, design and development expenses as we plan to slow the development of new products and services, including streaming and connected vehicle services, and research and development efforts in the ordinary course;

•	reduce our general and administrative expenses as a result of reductions in compensation, travel and entertainment and other costs; and

•	not affect our depreciation and amortization expenses.
Additional information regarding the potential impact on our results of operations and other impacts of the COVID-19 pandemic on our business is included under the heading “Management’s Discussion and Analysis of

Financial Condition and Results of Operations - Special Note Regarding the Evolving Impact of the COVID-19 Pandemic on Our Business and Operations - Potential Impact on our Results of Operations” and - Other Potential Impacts” in the Holdings Quarterly Report.
See also “Risk factors-Risks related to our business-The current coronavirus (COVID-19) pandemic is adversely impacting our business”. To the extent the COVID-19 pandemic or any other global health crisis does adversely impact our business or financial condition, it may also have the effect of heightening many of the “Risk factors” included or incorporated by reference herein and included in any subsequent Quarterly Report on Form 10-Q.